Exhibit 10.3

January 27, 2017

Mr. Michael MacMillan

c/o The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Amendment to Employment Agreement

Dear Mr. MacMillan:

Reference is made to the Employment Agreement dated January 31, 2014 between you, NBC Attire, Inc. (“NBC Attire”) and The TJX Companies, Inc. (the “Company”) and the letter agreement between you, NBC Attire and the Company dated March 30, 2015, assigning the January 31, 2014 Employment Agreement to the Company (collectively, the “Existing Agreement”). The Existing Agreement and the period of your employment with the Company under the Existing Agreement are scheduled to expire on January 28, 2017 (the “End Date”), except as otherwise mutually agreed to by you and the Company. The Company and you are presently engaged in discussions regarding, and expect that you will enter into, a new agreement with the Company and/or one or more Company subsidiaries that will replace and supersede the Existing Agreement. The Company and you agree that the term of the Existing Agreement should be extended and your employment continue under, and remain subject to, the terms contained in the Existing Agreement for a limited period to facilitate these discussions. Accordingly, the Company and you agree that until April 3, 2017, or, if earlier, the effective date of a new agreement between you and the Company (and/or one or more Company subsidiaries) (April 3, 2017 or such earlier date, the “Extended End Date”), the Existing Agreement shall remain in effect in accordance with its terms, except that (i) the Existing Agreement will be assigned to and will become an obligation of, and you will be employed by, NBC Attire; (ii) all references in the Existing Agreement to the End Date shall be deemed to refer to the Extended End Date; (iii) you will be permitted to provide your services from Canada (with required business travel), as you have requested; and (iv) the Existing Agreement shall be deemed further modified by the provisions of Exhibit A attached hereto, which shall be deemed incorporated in, and a part of, the Existing Agreement for all purposes. Without limiting the generality of the foregoing, you, NBC Attire and the Company acknowledge and agree that the execution of this letter agreement shall constitute, for purposes of the first sentence of Section 5(b) of the Existing Agreement, a mutual agreement by the parties to continue your employment beyond January 28, 2017.

If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning them to me at the Company, whereupon this letter agreement will take immediate effect as of January 27, 2017. This letter agreement shall constitute an agreement under seal.

[Signature Page Follows]

The TJX Companies, Inc.

By:	/s/ Amy L. Fardella
Title:	Chief Human Resources Officer

NBC Attire, Inc.

By:	/s/ Mary B. Reynolds
Title:	Vice President/ Treasurer

/s/ Michael MacMillan
Michael MacMillan

Date: January 27, 2017

EXHIBIT A

ADDITIONAL TERMS TO THE EXISTING AGREEMENT

1.	Definitions.

(a)	In this Exhibit A capitalized terms shall have the same meaning as in the Existing Agreement except as otherwise provided herein.

(b)	The following terms shall have the following meanings wherever used in this Exhibit A:

“Company” means The TJX Companies, Inc.

“ESA” means the Employment Standards Act, Ontario as amended.

“ESA Notice Period” means the duration of the statutory notice period that applies to Executive under the ESA on the date of termination.

“Existing Agreement” means, collectively, the Employment Agreement dated January 31, 2014 between and among Executive, NBC Attire and the Company, and the letter agreement between and among Executive, NBC Attire and the Company dated March 30, 2015, assigning the January 31, 2014 Employment Agreement to the Company.

“NBC Attire” means NBC Attire, Inc.

2.	Scope of Employment.

In respect of the nature of the services to be provided as contemplated in Section 2 of the Existing Agreement, the Company and the Executive agree that the Executive will provide his services from Canada (with required business travel).

3.	Compensation and Benefits.

With respect to expatriate benefits as contemplated in Section 3(f) of the Existing Agreement, it is understood that the Executive is entitled to any remaining expatriate benefits to which he was entitled by reason of his previously concluded UK and Canada based assignments. He shall be solely responsible for any and all relocation, immigration and tax costs relating to his current relocation to Canada.

4.	Statutory Requirements.

(a)	The Existing Agreement shall be deemed amended, as required, to recognize the Executive’s entitlements pursuant to the ESA including as such relates to vacation pay, statutory public holidays and statutory public holiday pay.

(b)	In the event Section 5(a)(i) of the Existing Agreement were to become applicable, any payments to be made pursuant thereto would be inclusive of ESA termination pay and severance pay and, if for any reason, the actual amounts payable to the Executive are less than those required by the ESA, then such ESA payments will be made.

(c)	Reference to “termination” or “termination of employment” in the Existing Agreement will be deemed to take into account any ESA Notice Period that follows a termination of employment pursuant to Section 5(a)(i).

5.	Common Law.

Executive agrees that it is not intended that Canadian common law principles shall apply to the employment relationship between the Executive and the Company or to the Existing Agreement.